                                                                                    Exhibit 99.1
For more information, contact:

                                  Andrew Moreau - 501-905-7962
                                  VP - Corporate Communications
                                  andrew.moreau@alltel.com

                                  John Ebner - 501-905-8991
                                  SVP - Investor Relations and Treasury
                                      john.ebner@alltel.com

For Release:                                         Sept. 15, 2006

Alltel names John W. Stanton to board of directors

LITTLE ROCK, Ark. - John W. Stanton has been elected to the Alltel board of directors, effective immediately, to a term ending in 2008.
Stanton, 51, is a pioneer in the wireless industry, co-founding three top ten wireless operators during his nearly 25-year history in the industry. He was chairman of the board of directors and chief executive officer of Western Wireless Corporation and its predecessors from 1989 until it was acquired by Alltel in August 2005. Stanton also served as chairman and CEO of T-Mobile USA, formerly VoiceStream Wireless Corporation, from 1995-2003. He served as director of McCaw Cellular Communications Corporation from 1986-1994.
In addition, Stanton has been active in the wireless industry’s leading trade group. He served as chairman of the Cellular Telecommunications Industry Association for two terms, from 1998-1999 and from 2000-2001.
Stanton holds a Bachelor of Arts in political science from Whitman College and received his M.B.A. from Harvard Business School.
Alltel is owner and operator of the nation's largest wireless network and has more than 11 million wireless customers.
-end-

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